EXHIBIT 4.01

Master Agreement for Sale

and Assignment of Leases

DATE: JUNE 6, 2013

TO:

AXIS Capital, Inc.

FROM:  Trans-Lux Corporation

This Master Agreement for Sale and Assignment of Leases (“Agreement”) , is entered into as of the date above, by and between AXIS Capital, Inc. its successors and assigns (“AXIS Capital, Inc, you, your”), a Nebraska Corporation, having a mailing address of 308 N Locust Street, PO Box 2555, Grand Island, NE 68801 and us, Trans-Lux Corporation (“Assignor, we, us”), a Delaware company having our principal offices at 26 Pearl Street, Norwalk, CT 06850.

RECITALS

          A.  You are, among other things, in the business of equipment leasing and financing, and of acquiring leasing and financing transactions from others; and

          B.  We are in the business of selling signs and other equipment and services and providing leasing and financing for the signs and other equipment and services, and we desire from time to time sell you our right, title and interest in and to one or more Lease Agreements. However, nothing contained herein shall obligate you to purchase or to continue to purchase any Lease Agreements.

          NOW, THEREFORE, in consideration of the promises, representations, warranties, covenants, terms and conditions stated below, and for other good and valuable consideration, the parties agree as follows:

SECTION 1.  DEFINITIONS  The following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms defined):

          1.1  “Additional Security” Means all security agreements, financing statements, mortgages and deeds of trust, and all other agreements, documents and instruments which constitute security for the amounts due under the Lease Agreements, including but not limited to all of our rights and remedies under our agreements with our assignors, brokers and equipment vendors solely to the extent that  they relate to the Lease Agreements; provided that they do not contain a prohibition preventing the grant of such rights and remedies as security, or if otherwise prohibited by applicable law.

          1.2  “Equipment” means the equipment or other property or vehicle leased to or financed for a Lessee under a Lease Agreement including all replacements, replacement parts, substitutions and additions thereto.

          1.3.  “Lease Agreement” means a lease, loan or financing agreement (including a schedule to a master agreement) between us and a Lessee or Customer and all documents and business records associated therewith being sold and assigned to you pursuant to this Agreement, and all collateral security therefore in which you are being granted a security interest,.

          1.4   “Lessee” means any person who is the obligor under or who has guaranteed all or a portion of the obligations under a Lease Agreement.

          1.5.  “Schedule” means the document executed from time to time by us and you evidencing the sale and assignment of Lease Agreements to you pursuant to this Agreement, which Schedule shall be in a form similar to one of the Schedules attached hereto as Exhibit “A.”

SECTION 2.  SALE AND ASSIGNMENT.

          2.1  Property, Rights and Interests being Sold and Assigned.  In consideration of the payments described in Section 4, we, by the execution of each Schedule, shall sell, assign, convey and transfer to you without recourse, except as otherwise provided for herein:  (i) the Lease Agreements described in and attached to each Schedule (including the original chattel paper or instruments relating thereto); (ii) all guaranties of the Lessee’s obligations (iii) all receivables (including all remaining payments under the Lease Agreement, and insurance proceeds) ; (iv) all of our right, title and interest in and our security interests in the Equipment, except to the extent we retain an ownership interest in the Equipment, in which case we grant you a first priority security interest therein; (v)  all Additional Security; and  (vi) all books and records of any kind and nature pertaining to the Lease Agreements, the Equipment and Additional Security and all of our rights, powers indemnifications and privileges thereunder, including without limitation, the right to collect all payments due and to become due and the right to undertake all legal, equitable or other proceedings that we might take, save for the sale and assignment. For the purposes of this Section 2, the term ‘without recourse” means that, notwithstanding any other warranties or representations we make herein, we make no representation or warranty regarding the credit standing or the financial ability to pay  of any Lessee.  To the extent that you take ownership of the underlying assets in the Lease Agreements, you agree to put that ownership back to us once your purchased payments are paid in full on a contract by contract basis.

          2.2.  No Assumption of Obligations or Liabilities.  ALL OBLIGATONS, DUTIES, RESPONSIBILITIES AND LIABILITIES, IF ANY UNDER THE LEASE AGREEMENTS WHICH EXIST, ACCRUE AND.OR ARE INCURRED, AS THE CASE MAY BE, PRIOR TO THE EFFECTIVE DATE OF EACH SCHEDULE, WHICH ARISE DIRECTLY AS A RESULT OUR ACTS OR OMISSIONS PRIOR OR SUBSEQUENT TO SUCH DATE, SHALL REMAIN WITH US AND CONTINUE TO BE OUR OBLIGATIONS, AND NOTHING HEREIN SHALL BE CONSTRUED TO CONSTITUTE A TRANSFER TO, OR AN ASSUMPTION BY, YOU OF SUCH OBLIGATIONS.

          2.3.  Characterization of Transaction.  Each transaction contemplated in this Agreement and the Schedules is intended to be a complete and present sale and assignment and not a financing or an assignment for collateral purposes. In the event that a court or other forum characterizes any transaction as a loan and not a sale, in order to preserve your rights and as security for our performance under this Agreement, we grant to you a first priority security interest in all of the Lease Agreements, in the Equipment and all Additional Security under all Schedules.

          2.4.  Incorporation of Schedule.  The term “sale and assignment” or a similar term, shall be deemed to mean the transaction contemplated by a Schedule.  Each Schedule together with the exhibits attached thereto shall constitute a separate and independent sale and assignment of Lease Agreement(s) by us to you which incorporates all terms and conditions of this Agreement.  In the event of a conflict between the terms and conditions of this Agreement and any provision of such Schedule, the provisions of such Schedule shall prevail with respect to the transactions contemplated under such Schedule only.

SECTION 3.  FURTHER ASSURANCES.  In the event any further agreements or documents or any further actions are required by law, or are necessary or desirable to complete the transactions contemplated under this Agreement or any Schedule or to carry out the complete intent of the parties, we shall promptly, upon your request, execute and deliver such agreements to you, and/or take such actions.

SECTION 4.  PURCHASE PRICE.  The consideration to be paid to us for each Lease Agreement (the “Purchase Price”) is listed on schedules hereto.  In the event any new Lease Agreements are added to the facility, then the Purchase Price for such Lease Agreements will be based on your  then current purchase rates and other criteria, as mutually agreed upon.  Upon written directions from us, payment of the Purchase Price may be forwarded or made payable to a third party.

SECTION 5.  ASSIGNOR’S REPRESENTATIONS AND WARRANTIES.

      5.1.  We hereby represent, covenant and warrant to you  the following, each of which shall be true, correct, accurate and complete, as of the date of, and which shall survive the maturity of, each Schedule:

      (a)  Organization; Good Standing:  Qualification

We are duly organized, validly existing and duly licensed under the laws of the state of our domicile and of our organization and are qualified to do business, duly licensed and in good standing in all states where such qualification is required by the nature of our activities, except where failure to qualify or be licensed or in good standing would not affect the enforceability of any Lease Agreement.

                  (b)  Proper Action; Consents; Execution.  We have the power to execute and perform this Agreement and we have taken all internal action necessary and obtained all consents to authorize and perform all of the transactions contemplated herein. This Agreement and each Schedule constitute our valid and legally binding obligation enforceable in accordance with its terms.

      (c)   No Other Agreements.  There are no agreements of any kind which may materially affect your interests in or to any of the Lease Agreements.

      (d)  Other Business or Trade Names; Jurisdiction of Organization  Within the last seven (7) years, we have not used any other names.  There are no financing statements filed against us other than under our current name. We will take all necessary action to preserve our legal existence and we will not change our state of organization without at least 90 days prior written notice to you.

                  (e)  Sale and Assignment in the Ordinary Course of Business.     The sale and assignment transactions will be made in the ordinary course of our business and will not result in the sale of all or substantially all of our assets or render us insolvent.

                  5.2.  With respect to each sale and assignment transaction, we, represent, covenant and warrant to you the following as of the date designated on each Schedule, and which shall survive the maturity of all Lease Agreements on each Schedule:

     (a) Bona Fide Transaction; Completeness; Enforceability.  The Lease Agreements are complete, true, correct, genuine and represents a legal, valid, binding and irrevocable obligation of each Lessee and/or guarantor, are in full force and effect, not in default, and comply  with and are enforceable under all applicable laws.  The amounts shown on the Schedule to be owing as to each Lease Agreement are true and correct and the payment history of each Lessee as submitted to you is true and correct.

     (b). No Duplicate Original; No Other Sale.  There are no other original-signature Lease Agreements. The Lease Agreements have not been assigned, sold or transferred except to you, other than any prior sale or assignment which shall be fully paid and satisfied from the Purchase Price.

                 (c)  Authenticity; Genuineness of Signatures.  All names, addresses, material statements and facts contained in the Lease Agreements and the Schedules are true, complete and correct.  All signatures thereto are genuine and authentic.

     (d)  Compliance with Law; Form of Lease Agreement.  The Lease Agreement complies with all applicable laws.  The Lease Agreement is one of the forms of agreement attached hereto as Exhibit B all of which have been approved by you.

     (e)  Free and Clear Assets; Power to Sell.  Other than with respect to the lien by the Pension Benefits Guaranty Corporation, and by our senior lender, Peoples United Bank, we own the Lease Agreements free and clear of all liens, and claims of others, and we have clear title to or  a first priority perfected security interest in the Equipment perfected by duly recorded UCC financing statements or other method of perfection as required, (including if title to the Equipment is vested in a third party, we have perfected and continuously maintained a first priority security interest in the Equipment by filing or other method of perfection against such third party), and the Lease Agreements and the Equipment, while under our ownership, shall continue to be free and clear of all claims, setoffs, defenses, counterclaims, liens and encumbrances of every kind and nature except as created by or assigned to you by this Agreement, or as will be fully paid and satisfied from the Purchase Price.

     (f)    Performance of Assignor’s Obligations; No Claims or Potential Claims.  We have and will continue to perform all of our material obligations (if any) to the Lessee with respect to the Lease Agreement and the Equipment.  To our knowledge, there are no actual, pending or threatened suits, demands, governmental proceedings, claims or set-offs asserted against us by the Lessee or by any other Person with respect to the Lease Agreement.

     (g)  No other Agreements.  There are no agreements between us and the Lessee or any guarantor other than in the Lease Agreement, any guaranty or any other agreements sold and assigned to you.

                 (h)   Credit and Financial Information. We have furnished to you all credit and financial information known to us concerning the Lessees, all guarantors, Additional Security and the Lease Agreements, and no such information has been altered, deleted or omitted by us or any other party.

SECTION 6.  REPURCHASE BY ASSIGNOR.  In addition to the other remedies available to you, you shall have the following remedies.

   6.1  Unconditional Repurchases.  In the event there is any material inaccuracy in, or material breach of, any representation, covenant or warranty made by us under this Agreement with respect to a particular Lease Agreement, then promptly upon fifteen (15) business days written demand from you we shall repurchase such Lease Agreement for an amount equal to the Repurchase Price as defined in Section 6.5.

               6.2   Conditional Liability.  We shall promptly upon fifteen (15) business days written demand from you, repurchase for an amount equal to the Repurchase Price as defined in Section 6.5 such Lease Agreement for which any “default” or “event of default” (as defined in the Lease Agreement) has occurred and which default remains uncured for a period of thirty (30) days, provided the date of the “default” or “event of default” occurs prior to the sixtieth (60th)day after the date of such sale and assignment.

   6.3   Reserve.   A reserve in the amount of $98,587.91 shall be established at the date of sale.  The reserve shall be held by you as follows: 100% until June 1st, 2014, at which time if we have not been required to repurchase a Lease Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4 then, you will release $24,646.98 to us, the remaining reserve shall be held by you until December 1st, 2014, at which time if we have not been required to repurchase a Lease Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4  you will release an additional $24,646.98 to us, the remaining reserve shall be held by you until June 1st, 2015, at which time if we have not been required to repurchase a Lease Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4  you will release the final $49,293.95 to us.  The reserve shall be used to repurchase any Lease Agreement for which any default or event of default (as defined in the Lease Agreement) has occurred and which default remains uncured for a period of thirty (30) days, provided the date of the default or events of default occurs after the sixtieth (60th) day but on or before June 1st, 2015 or to repurchase any repurchases in 6.1 or 6.2 above, at your option. At any time, in the event any of the reserve is used to repurchase any Lease Agreement, the remaining reserve shall be held until June 1st, 2015th and no reserve releases shall be made until then.

6.4   Other Repurchases:  Notwithstanding anything herein to the contrary, at any time and from time to time Seller can elect to repurchase a Lease, with Purchaser’s written consent (such consent not to be unreasonably withheld) at a purchase price equal to. the present value of all future payments and the residual value (if any) assigned to you under the Lease Agreement discounted at a discount rate per annum equal to the discount rate used to calculate the Purchase Price as of the date of the applicable Schedule, in arrears, at the time repurchase is made.

   6.5   Repurchase Price and Other Repurchase Matters.

In the event we are required to repurchase a Lease Agreement pursuant to Sections 6.1, 6.2, 6.3 or 6.4   the repurchase price (“Repurchase Price”) shall be an amount equal to:  (i) all past due and current payments due and  owing; plus (ii) the present value of all future payments and the residual value (if any)assigned to you under the Lease Agreement discounted at a discount rate per annum equal to the discount rate used to calculate the Purchase Price as of the date of the applicable Schedule, in arrears, at the time demand is made; plus (iii) other amounts due to you under the Lease Agreement.  Following our payment of such Repurchase Price, you shall assign the Lease Agreement and all your rights to us without recourse, and without representations or warranties of any kind.  Unpaid sums shall bear interest at 7% per annum beginning ten (10) business days after the same shall be due, plus costs of collection and reasonable attorney’s fees incurred.

               6.6   Security Returned Upon Any Repurchase.

In the event of any repurchase pursuant to this Section 6, all security and Additional Security associated with any such repurchased Lease Agreement shall be returned to us and you shall execute all documentation required in order to properly transfer such security and Additional Security back to us.

SECTION 7.  INDEMNITY

   7.1.  Indemnity by Us.  In addition to other remedies available to you, we shall defend, indemnify, and hold you harmless from all allegations, suits, claims, and losses asserted against you, or suffered or incurred by you (including, without limitation, reasonable attorneys fees, expenses and court costs) which result by reason of (i) any material breach of any of the representations or warranties made by us pursuant to this agreement or a Schedule, (ii) our refusal or failure to perform any of our covenants, warranties, or agreements in this Agreement or a Schedule, (iii) the gross negligence or willful misconduct by us, or any agent or employee of ours, or (iv) any loss or Claim incurred or brought against you arising out of an alleged violation of any state usury or unfair trade practices laws, provided however that this indemnity shall not apply if such claim results from your negligence or willful misconduct or of the negligence or willful misconduct of your agents or employees.

               7.2    Indemnity by AXIS Capital, Inc.  You shall defend and indemnify us against, and hold us harmless from all suits, claims, actions, legal proceedings and demands asserted or brought against us and from any and all losses asserted or brought against us or incurred by us, which claims or losses accrue from or result by reason of willful misconduct or negligence by you in connection with the Lease Agreements and this Agreement or from or result by reason of your breach of this Agreement or any Lease Agreement or any violation by you of any applicable law.

SECTION 8.  CONDITIONS PRECEDENT TO ACCEPTANCE OF A SCHEDULE. As a condition precedent to your acceptance of any Schedule and the sale and assignment of any Lease Agreement we are required to satisfy the following:

(a)  All documents to be Satisfactory.  All proceedings and agreements required of us under this Agreement shall be in form and in substance reasonably satisfactory to you.

(b)  UCC Statement(s). Filing of UCC financing statement or statements naming us as the “creditor” and you as the “Secured Party” covering the Lease Agreements and other property and interests being purchased by you shall be presumed to be authorized by our execution of a Schedule. (Additionally, by our signing this Agreement, we authorize you to file a UCC notice filing identifying the types of property and interests contemplated to be the subject of the Schedules.)  These financing statements are precautionary filings intended to evidence a “true sale” of our assets. In addition, UCC assignment statements shall have been filed by us assigning to you the UCC financing statement originally filed by us, if any, to perfect your interest in the Equipment and any Additional Security.

(c)   Lease File.  We shall deliver to you the original Lease Agreement, and all related documents and any Additional Security, an acceptable insurance certificate, originals of all required guaranties, and all other credit, financial or other information and all other documents, information and other things required (as specified to us in writing) by your approval of the purchase of the Lease Agreement, together with an executed Schedule in form and substance satisfactory to you.

(d)  Releases.  Except with respect to the lien by the Pension Benefits Guaranty Corporation, and by our senior lender, Peoples United Bank (whose payoff letter acknowledges that all liens in favor of Peoples United Bank shall be satisfied and released upon the payment in full of the payoff amount from the proceeds of the Purchase Price), we shall have delivered acceptable releases and/or UCC assignments, as required by you in your sole judgment and discretion, executed or authorized by any person(s) or entities which have liens upon the Lease Agreements or the Equipment.

SECTION 9.  TAXES

9.1.    Sales and Property Tax. You shall bill and collect applicable sales, use and personal property tax after the effective date of each Schedule, except in the case of Lease Agreements under which we retain an ownership interest in the Equipment, in which cases we shall be responsible for all related personal property taxes.

9.2.    Assignment Tax.  Any taxes imposed upon the sale/assignment of Lease Agreements to you  (excluding only taxes payable in respect of your income and taxes that may be passed through to Borrowers pursuant to the express terms of the Lease Agreement) shall be our obligation and liability.

.

SECTION 10.  NO AGENCY; NO AUTHORITY TO BIND AXIS Capital, Inc. This agreement does not create an agency, partnership, or joint venture relationship between the parties.

SECTION 11.  SERVICING OF LEASE AGREEMENTS; POWER OF ATTORNEY.

11.1   Billing and Collection.  You shall have the sole right make collections on all Lease Agreement(s) and to exercise any and all of our rights, powers, and remedies, and we shall have no defense, claim or counterclaim with respect to our obligations and liabilities hereunder on account of billing and collection or other servicing of the sold and assigned Lease Agreements by you.

11.2.  Power of Attorney.  We hereby irrevocably constitute and appoint you, your successor and assigns, and any officer or agent thereof with full power of substitution, as our true and lawful attorney in-fact, with full irrevocable power and authority in our place and stead and in our name or otherwise to endorse in our name checks and drafts received from Lessees which are made payable to you and to execute on our behalf all documents necessary to effectuate your right to receive ACH payments as our assignee, and to execute in our name any and all documents or instrument necessary to perfect, protect or continue your interests in the Lease Agreements and Additional Security. This power of attorney is a power coupled with an interest, shall be irrevocable and shall terminate only upon payment in full of the obligations hereunder and the termination and expiration of this Agreement or payment in full of each Lease Agreement.  This Power of Attorney solely applies to Lease Agreements purchased by you and payments due thereunder and shall not apply to any other activities.

SECTION 12.  MISCELLANEOUS

(a)   Complete Agreement.  This Agreement and the other agreements contemplated herein contain the full and complete agreement between you and us on the subject matter and supersede all other prior agreements and understandings between us.

(b)   Governing Law.  This Agreement and the other agreements contemplated herein shall be governed by and construed according to the laws of the state of New York and any claims arising under this Agreement shall be resolved in the courts of the state of Nebraska.  WE HEREBY CONSENT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND WE WAIVE ANY DEFENSE IN ANY ACTION INSTITUTED WITHIN THE STATE OF NEW YORK BASED UPON PERSONAL JURISDICTION OF THE NEW YORK COURTS.

(c)    Modifications. This Agreement and the other agreements contemplated herein may not be modified except by a writing signed by the parties.

(d)   Survival of Representations/Warranties.  The representations, warranties, covenants, indemnities and agreements contained in or made pursuant to this Agreement shall survive the termination of this Agreement unless otherwise provided herein.

(e)   Binding Agreement.  This agreement shall be binding upon and inure to the benefit of the parties and to their and our legal representatives, successors, and assigns.

(f)    Counterparts.  This agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

(g)   Fax and Copied Documents.  The parties intend and agree that a carbon copy, photocopy or facsimile of this document or of any Schedules hereunder with their signature thereon shall be treated as an original and shall be as binding as an original-signature document for all purposes.

(h)   Notices.  Notices under this Agreement shall be deemed to have been given if mailed first class mail, postage prepaid, by registered or certified mail, or by courier service to the other party at the address below or such other address as such party may have provided by written notice, and shall be effective when received except that first class mail shall be presumed to be received 3 business days after mailing.

If to :

AXIS Capital, Inc

308 N Locust Street

PO Box 2555

Grand Island, NE 68801

If to Assignor: Trans-Lux Corporation

26 Pearl St

Norwalk, CT 06850

               (i)  Successors and Assigns. You shall have the absolute right, without requiring our consent, to assign all or any of your rights or delegate all or any of your duties hereunder and under any applicable Schedule. We may not assign all or any of our rights or delegate any of our duties hereunder without your prior written consent.

IN WITNESS WHEREOF, the parties,  through their respective officers, have set their hands and seals to this Agreement as of the date first above written.

AXIS Capital, Inc.

Signature _____________________________________________(seal)	ASSIGNOR

Name _______________________________________________

Title _______________________________________________	BY: X ____________________________________________(seal)

Name: ___________________________________________
Trans-Lux Corporation
TITLE:____________________________________________
Signature _____________________________________________(seal)

Name _______________________________________________

Title _______________________________________________